                              OFFER TO PURCHASE FOR CASH

                                       Offer by
                      Wedgestone Financial to purchase for cash
          its Outstanding Shares of Beneficial Interest, $1.00 par value,

                                          at
                                 $0.67 net per share

                    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 9, 1998
                            UNLESS THE OFFER IS EXTENDED.


     Wedgestone Financial, a Massachusetts business trust (the "Company"), hereby offers to purchase its issued and outstanding shares of beneficial interest, $1.00 par value (the "SBI"), held by persons or entities that own SBI (the "Public Shareholders") other than JCS Management Co., Inc., PFG Corp., RAB Management Corp. and JMS Holdings Co., Inc. (collectively, the "Investors" and together with Stockwood LLC and certain members of the Company's management, the "Remaining Shareholders") at $0.67 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, which together with this Offer to Purchase constitutes the "Offer."

     The Offer is not conditioned upon any minimum number of SBI owned by the Public Shareholders (the "Shares") being tendered. The Offer is, however, subject to certain other conditions. See "The Tender Offer - Section 11. Certain Conditions of the Offer."

     THE BOARD OF TRUSTEES OF THE COMPANY, BY UNANIMOUS VOTE OF ALL TRUSTEES PRESENT AND VOTING, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION AND APPROVAL OF THE TRUSTEES OF THE COMPANY WHO ARE NOT OFFICERS OF THE COMPANY (THE "INDEPENDENT TRUSTEES"), HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE PUBLIC SHAREHOLDERS, AND RECOMMENDS THAT THE PUBLIC SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The SBI are traded in the over-the-counter market and are quoted on the OTC Bulletin Board Service ("OTCBB") of The Nasdaq Stock Market, Inc. under the ticker symbol "WDGF." On February 6, 1998, the last trading day before the Company announced the Offer, the last reported bid price was $0.35 per share.

                      SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT
                           MARKET QUOTATION FOR THE SHARES.

                          ---------------------------------

             THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS
                   OF SUCH TRANSACTION OR THE ACCURACY OR ADEQUACY
                 OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY
                     REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                          ---------------------------------


                        THE INFORMATION AGENT FOR THE OFFER IS
                             INNISFREE M&A INCORPORATED.


May 8, 1998



                                      IMPORTANT


     ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH SHAREHOLDER'S SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATE(S) EVIDENCING THE TENDERED SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL OR DELIVER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN "THE TENDER OFFER -- SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES" OR (2) REQUEST SUCH SHAREHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH SHAREHOLDER. ANY SHAREHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH SHAREHOLDER DESIRES TO TENDER SUCH SHARES.

     ANY SHAREHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER -- SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

     QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY ALSO BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SPECIAL FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.   Purpose and Background of the Offer; Certain Effects of the
          Offer; Plans of the Company after the Offer. . . . . . . . . . . . . 3
     2.   Rights of Shareholders in the Event of Merger. . . . . . . . . . . . 8
     3.   Recommendation of the Company's Board; Fairness of the Offer . . . . 9
     4.   Opinion of Commonwealth Associates . . . . . . . . . . . . . . . . .11
     5.   Interests of Certain Persons in the Offer and the Merger . . . . . .13
     6.   Beneficial Ownership of SBI. . . . . . . . . . . . . . . . . . . . .14
     7.   Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .15

THE TENDER OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     1.   Terms of the Offer; Expiration Date. . . . . . . . . . . . . . . . .16
     2.   Acceptance for Payment and Payment for Shares. . . . . . . . . . . .17
     3.   Procedures for Accepting the Offer and Tendering Shares. . . . . . .18
     4.   Withdrawal Rights. . . . . . . . . . . . . . . . . . . . . . . . . .21
     5.   Certain Federal Income Tax Consequences. . . . . . . . . . . . . . .22
     6.   Price Range of Shares; Dividends . . . . . . . . . . . . . . . . . .22
     7.   Certain Information Concerning the Company . . . . . . . . . . . . .23
     8.   Financing of the Offer and the Merger. . . . . . . . . . . . . . . .29
     9.   Dividends and Distributions. . . . . . . . . . . . . . . . . . . . .29
     10.  Effect of the Offer on the Market for the Shares;
          Quotation and Exchange Act Registration. . . . . . . . . . . . . . .30
     11.  Certain Conditions of the Offer. . . . . . . . . . . . . . . . . . .30
     12.  Certain Legal Matters and Regulatory Approvals . . . . . . . . . . .31
     13.  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .33
     14.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . .33

SCHEDULE I -   Directors and Executive Officers of the Company . . . . . .   I-1

SCHEDULE II -  Opinion of Commonwealth Associates. . . . . . . . . . . . .  II-1

SCHEDULE III - Summary of Shareholder Appraisal Rights and Text of
               Sections 85-98 of the Massachusetts Business Corporation
               Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-1

SCHEDULE IV -  Annual Report on Form 10-K of the Company for the
               year ended December 31, 1997. . . . . . . . . . . . . . . .  IV-1


To the Public Shareholders of Wedgestone Financial:



                                     INTRODUCTION


     Wedgestone Financial, a Massachusetts business trust (the "Company"), hereby offers to purchase its issued and outstanding shares of beneficial interest, $1.00 par value (the "SBI") held by persons or entities that own the SBI (the "Public Shareholders") other than JCS Management Co., Inc., PFG Corp., RAB Management Corp. and JMS Holdings Co., Inc. (collectively, the "Investors" and together with Stockwood LLC and certain members of the Company's management, the "Remaining Shareholders") at $0.67 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, which together with this Offer to Purchase constitutes the "Offer."


     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the Company's purchase of the SBI held by the Public Shareholders (the "Shares") pursuant to this Offer. The Company will pay all charges and expenses of BankBoston, N.A. (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See "Special Factors -- Fees and Expenses" and "The Tender Offer -- Section 13. Fees and Expenses."

     The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See "The Tender Offer -- Section 11. Certain Conditions of the Offer," which sets forth in full the conditions of the Offer.


     At December 31, 1997, there were (a) 21,885,668 SBI issued and outstanding,
(b) no SBI held in the treasury of the Company, (c) 814,300 SBI reserved for future issuance to employees pursuant to outstanding employee stock options and
(d) 30,000 SBI reserved for future issuance pursuant to warrants. Prior to the announcement of the Offer, there were approximately 3,000 holders of record of the issued and outstanding SBI. Pursuant to the Offer, the Company seeks to acquire approximately 8,246,484 SBI which are held by the Public Shareholders, together with any SBI that may be acquired by employees upon the exercise of employee stock options. The Remaining Shareholders, who own 13,639,184 SBI, or approximately 62.3% of the outstanding SBI, have informed the Company that they do not intend to tender any SBI owned by them pursuant to the Offer.


     The purpose of the Offer is (i) to provide the Public Shareholders with liquidity for their SBI by enabling them to sell their SBI at a fair price and at a premium over recent market prices and (ii) to enable the Remaining Shareholders to retain the entire equity interest in the Company. Following the completion of the Offer, the Remaining Shareholders will acquire any remaining equity interest in the Company not then owned by the Remaining Shareholders by effecting the Merger described below.


     If less than all of the Shares owned by the Public Shareholders are tendered pursuant to the Offer, the Company will enter into a merger agreement or other form of business combination with an entity to be formed, which will be wholly owned by the Remaining Shareholders (the "Merger"). If necessary, the Company will seek shareholder approval of the Merger in accordance with applicable laws. The Remaining Shareholders, who currently own 62.3% of the outstanding SBI, intend to vote all of their SBI in favor of the Merger if a shareholder vote is required. Accordingly, if at least 1,423,142 Shares are tendered pursuant to the Offer, the Remaining Shareholders will own more than 66 2/3% of the outstanding SBI and approval of the Merger will be assured. It is contemplated that the consideration payable to the Public Shareholders in the Merger will be cash in an amount equal to the Offer Price. After the Merger, there will be no Public Shareholders of the Company, the SBI will not be listed for quotation by on the OTCBB, and the registration of the SBI under the Securities
Exchange Act of 1934 (the "Exchange Act") will be terminated. The net result of the Offer and the Merger will be that the Company will become a private company, the shares of which will be owned 100% by the Remaining
Shareholders. See "The Tender Offer -- Section 10. Effect of the Offer on the Market for the Shares, on the OTCBB Quotation and Exchange Act Registration."


     The Offer is intended to afford shareholders the opportunity to sell their SBI in light of the current relative illiquidity of the Shares. Management believes that the public trading market for the SBI has been and will continue to be characterized by low prices and low trading volumes. As a result there is a limited market for the SBI. Low trading volumes make it difficult for shareholders to sell large blocks of SBI. Low prices mean shareholders who wish to sell a small number of SBI will receive only a nominal return after payment of commissions.


     The Independent Committee has received the written opinion of Commonwealth Associates ("Commonwealth Associates") that a cash consideration of $0.65 net per share to the Public Shareholders is fair to such shareholders from a financial point of view. See "Special Factors -- Opinion of Commonwealth Associates" for further information concerning the opinion of Commonwealth Associates.

     THE BOARD OF TRUSTEES OF THE COMPANY (THE "BOARD"), BY UNANIMOUS VOTE OF ALL TRUSTEES PRESENT AND VOTING, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION AND APPROVAL OF THE TRUSTEES OF THE COMPANY WHO ARE NOT OFFICERS OF THE COMPANY (THE "INDEPENDENT TRUSTEES"), HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE PUBLIC SHAREHOLDERS, AND RECOMMENDS THAT THE PUBLIC SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.


     The Company has filed with the Securities and Exchange Commission (the "Commission") an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4").


     The SBI are traded in the over-the-counter market and are quoted on the OTC Bulletin Board Service ("OTCBB") of The Nasdaq Stock Market, Inc. under the ticker symbol "WDGF." On February 6, 1998, the last trading day before the Company announced the Offer, the last reported bid price was $0.35 per share.

     SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE
SHARES.

     The Company was organized in 1980, commenced operations as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and continued those operations through December 31, 1991. On August 9, 1991, Wedgestone filed a petition with the United States Bankruptcy Court for the District of Massachusetts' Eastern Division (the "Bankruptcy Court") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Proceeding"). After filing the Bankruptcy Proceeding, the Company approached the Investors to obtain their participation in a reorganization plan. The reorganization plan as developed provided for the Investors to receive approximately a 47% interest in the Company in exchange for a 100% interest in St. James Automotive Corp. ("St. James"), a manufacturer of automotive accessories for the light duty truck market which was wholly owned indirectly by the Investors. Wedgestone's resultant plan of reorganization (the "Plan") was confirmed by the Bankruptcy Court on May 5, 1992. The Plan became effective on August 3, 1992.

     In November 1994, the Company acquired the automotive business segment of Standun, Inc. ("Standun"), a corporation owned by the Investors. This business consisted of Fey Automotive Products, Inc. and Sigma Plating Co., Inc. In connection with this transaction, Standun received, among other things, 6,795,223 SBI, which were subsequently sold to Stockwood LLC, an entity owned by the Investors.

     This Offer to Purchase and the accompanying documents contain information required to be disclosed by the Exchange Act and the rules and regulations promulgated thereunder, including financial information regarding the Company, a description of the terms, conditions and background of the Offer, and the procedures for tendering Shares for purchase.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                  SPECIAL FACTORS

     1. PURPOSE AND BACKGROUND OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER.

     The purpose of the Offer is (i) to provide the Public Shareholders with liquidity for their SBI by enabling them to sell their SBI at a fair price and at a premium over recent market prices and (ii) to enable the Remaining Shareholders to retain the entire equity interest in the Company. Following the completion of the Offer, the Remaining Shareholders will acquire any remaining equity interest in the Company not then owned by the Remaining Shareholders by effecting the Merger described below.


     If less than all of the Shares owned by the Public Shareholders are tendered pursuant to the Offer, the Company intends to enter into a merger agreement or other form of business combination with an entity to be formed, which will be wholly owned by the Remaining Shareholders. If necessary, the Company will seek shareholder approval of the Merger in accordance with applicable laws. The Remaining Shareholders, who currently own 62.3% of the outstanding SBI, intend to vote all of their SBI in favor of the Merger if a shareholder vote is required. Accordingly, if at least

1,423,142 Shares are tendered pursuant to the Offer, the Remaining Shareholders will own more than 66 2/3% of the outstanding SBI and approval of the Merger will be assured. It is contemplated that the consideration payable to the Public Shareholders in the Merger will be cash in an amount equal to the Offer Price. After the Merger, there will be no Public Shareholders of the Company, the SBI will not be listed for quotation on the OTCBB, and the registration of the SBI under the Securities Exchange Act of 1934 (the "Exchange Act") will be terminated. The net result of the Offer and the Merger will be that the Company will become a private company, the shares of which will be owned by 100% of the Remaining Shareholders. See "The Tender Offer -- Section 10. Effect of the Offer on the Market for the Shares, Quotation and Exchange Act Registration."


     The Offer is intended to afford shareholders the opportunity to sell their SBI in light of the current relative illiquidity of the Shares. Management believes that the public trading market for the SBI has been and will continue to be characterized by low prices and low trading volumes. As a result there is a limited market for the SBI. Low trading volumes make it difficult for shareholders to sell large blocks of SBI. Low prices mean shareholders who wish to sell a small number of SBI will receive only a nominal return after payment of commissions

     Consummation of the Offer and the Merger will permit the Remaining Shareholders to receive all of the benefits that result from ownership of the entire equity interest in the Company. Such benefits include management and investment discretion with regard to the future conduct of the business of the Company, the benefits of the profits generated by operations and any increase in the Company's value. Similarly, the Remaining Shareholders will also bear the risk of any decrease in the value of the Company.

     Consummation of the Offer and the Merger will allow the Remaining Shareholders to recapitalize the Company by increasing its debt to equity ratio, thereby leveraging their equity investment to a degree that might not be appropriate for Wedgestone as a public company. Such high leveraging entails high risk to equity investors. Furthermore, high leveraging and associated high debt service costs may have an adverse effect on earnings and the market price of the SBI.


     Under Massachusetts law, the approval of the Board and the affirmative vote of the holders of 66 2/3% of the outstanding SBI are required to approve the Merger through a meeting of the shareholders. The Board has approved the Merger, and, unless the Merger is consummated pursuant to the short-form merger provisions of Massachusetts law as described below, the only other required corporate action by the Company is the approval and adoption of the Merger by the affirmative vote of the holders of at least 66 2/3% of the SBI. If 1,423,142 or more Shares are tendered pursuant to the Offer, the Remaining Shareholders will have sufficient voting power to cause the approval and adoption of the Merger immediately after the Offer, without the affirmative vote of other shareholders of the Company.


     Under the Massachusetts general laws with respect to business trusts and the Massachusetts Business Corporation Law ("MBCL"), an entity which owns 90% or more of the outstanding shares of another entity may effect a merger with such other entity without submitting the merger to a vote of shareholders of the other entity (a "short-form merger"). Accordingly, if the Remaining Shareholders own 90% or more of the SBI that remain outstanding after completion of the Offer, the Merger may be effected as a short-form merger, without a vote of the Company's shareholders. In such event, the Remaining Shareholders and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective in accordance with the MBCL as promptly as practicable after consummation of the Offer, without a meeting of the shareholders of the Company.

If, however, the percentage of ownership of the Remaining Shareholders after completion of the Offer is less than 90% of the SBI then outstanding, a vote of the Company's shareholders will be required under the applicable laws, and a significantly longer period of time may be required to effect the Merger. See "Special Factors - Rights of Shareholders in the Event of a Merger." Following consummation of the Offer and the Merger, the Shares will no longer be quoted on the OTCBB and the registration of the Shares under the Exchange Act will be terminated. Accordingly, following the Merger, there will be no publicly traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. See "The Tender Offer - Section 11. Effect of the Offer on the Market for Shares; Quotation and Exchange Act Registration."

     All Shares purchased in the Offer will be held in the treasury of the Company until the completion of the Merger, if necessary, at which time the Shares will be retired by the taking of all required corporate action and filings with the office of the Massachusetts Secretary of State.

     Since June 15, 1992, when the Investors acquired a significant ownership position in the Company, the Investors believe that the public market has not responded to sustained profitability of the Company, and the SBI have remained very thinly traded and have provided little liquidity for shareholders, particularly those shareholders with larger equity positions in the Company.


     Reversion of the Company to private ownership will eliminate the substantial general and administrative costs attendant to the Company's status as a reporting company under the Exchange Act. In addition to the time expended by Company management, the legal, accounting and other expenses involved in the preparation of annual and other periodic reports are considerable. The Company estimates that its total out-of-pocket expenses associated with maintaining its public status are approximately $125,000 per year. These costs include the preparation of periodic reports to the Securities and Exchange Commission (such as Form 10-K and Form 10-Q), legal and accounting fees relating to such matters, annual fees for the Company's transfer agent and costs of maintaining director and officer insurance. These costs do not include the salaries and time of employees of the Company who devote time to these matters.


Additionally, the Company's management believes that required public disclosures under the Exchange Act have given its competitors, who are not similarly burdened, certain information and insights about the Company's operations which have helped them in competing with the Company.

     The Company has been unable to utilize the SBI effectively for acquisitions, financing, or employee incentives because of (i) its low market price and low trading volume and (ii) limitations that would be imposed on the use of net operating loss carryforwards after the issuance of additional shares, and so has been unable to realize the principal benefits of public ownership.

     For these reasons, the Remaining Shareholders informed the Board of Directors of the Company (the "Board") on October 7, 1997 that they desired to convene a meeting of the Board on October 15, 1997 for the purpose of further exploring the feasibility of a "going private" transaction. In subsequent conversations with the Company's principal lender, the Remaining Shareholders discussed the possibility of providing financing to the Company for such a transaction.


     At the October 15, 1997 Board meeting, a general discussion was held concerning the proposed transaction, and the Board determined that the proposed transaction should be explored and formed a committee of independent directors consisting of John J. Doran, Jeffrey A. Oberg and Jeffrey S. Goldstein (the "Independent Committee"). Counsel to the Company discussed the process involved in a "going private" transaction and explained to the Board the fiduciary duties of the members of the Independent Committee to the Public Shareholders. The Independent Committee was given the authority to select a reputable and experienced brokerage firm to render a fairness opinion to the Independent Committee relating to the proposed transaction. The Remaining Shareholders subsequently orally indicated that they were willing to commit to a transaction at an offer price of $0.65 per Share, net to the seller in cash.

     At a meeting held on October 15, 1997, the Independent Committee reviewed and evaluated the factors leading up to the Company's decision to propose the possibility of "going private." These factors included the costs to the Company of being a public entity, the lack of an active trading market for the SBI and the lack of liquidity for shareholders. The Independent Committee also reviewed the Company's financial condition, the condition of the automotive aftermarket industry in which the Company participates and recent downward trends in the bumper market, the Company's historical core business segment. The Independent Committee also discussed that the Company had indicated that it would need to diversify its product lines and markets and therefore would develop this strategy both internally and through seeking future acquisitions. The Independent Committee considered, based on management reports, that the Company would not be able to use its SBI to finance future acquisitions and was unlikely to be able to raise additional cash to finance future acquisitions through the sale of SBI.


     On November 24, 1997 and December 5, 1997, the Independent Committee met to discuss, among other things, the engagement of an investment banker to serve as financial advisor to the Independent Committee. The Independent Committee solicited proposals from investment banks regarding their interest in serving as financial advisor to the Independent Committee in connection with the evaluation of the Offer. On December 8, 1997, the Independent Committee decided to retain Commonwealth Associates as its exclusive financial advisor to render an opinion as to the fairness of the consideration in the proposed transaction. Commonwealth Associates was selected based on its proposal and its experience in evaluating similar kinds of transactions. The terms of the engagement of Commonwealth Associates by the Independent Committee were finalized by a letter agreement dated December 24, 1997.

     No limitations were imposed by the Independent Committee, the Board of Directors or management of the Company on Commonwealth Associates with respect to the investigation made, or the procedures followed in rendering the fairness opinion; however, Commonwealth Associates' assignment did not include investigating or pursuing any other parties interested in acquiring control of the Company, and Commonwealth Associates did not solicit any offers for the acquisition of the Company because the Independent Committee instructed Commonwealth Associates that the Remaining Shareholders were unwilling to consider a sale of their interest in the Company.

     Because of the appointment of the Independent Committee and the engagement of Commonwealth Associates to render a fairness opinion, the Independent Committee did not consider it necessary to retain any other unaffiliated representative to act solely on behalf of the Public Shareholders for the purpose of negotiating the terms of the Offer.

     During the period between the engagement of Commonwealth Associates and the presentation of its final report to the Independent Committee on January 30, 1998, the Independent Committee received copies of materials provided by the Company to Commonwealth Associates in connection with its analysis. During this period, members of the Independent Committee received calls from Commonwealth Associates with respect to the progress of their work, including a review of various matters relevant to the deliberations of the Independent Committee, including the prospects for the Company's bumper business.


     A meeting of the Independent Committee was held on January 14, 1998, at which representatives of Commonwealth Associates presented their preliminary report to the Independent Committee concerning their opinion as to the fairness, from a financial point of view, of an initial cash offer of $0.65 per Share to the Public Shareholders, and were questioned by the Independent Committee concerning the methods used and factors considered by Commonwealth Associates in rendering the preliminary report. Commonwealth Associates reported that, in its opinion, the initial offer price of $0.65 per Share was fair to the Public Shareholders, from a financial point of view. At this meeting, Commonwealth Associates summarized its valuation analysis with included valuations based on (a) the Company's historical operating results and current financial condition, (b) projected discounted net income, (c) projected discounted cash flow (assuming maintenance of net operating loss carryforwards) and (d) projected discounted cash flow (assuming full loss of net operating loss carryforwards). See "Special Factors -- Opinion of Commonwealth Associates." The Company had been unable to identify to Commonwealth Associates, and Commonwealth Associates noted that they were also unable to identify, any public company that could be considered comparable to the Company for use in preparing its analysis. Nonetheless, the Independent Committee requested that Commonwealth Associates provide the analysis of publicly traded companies within the Company's standard industrial classification code.


     The Independent Committee held a meeting with David L. Sharp and Eric H. Lee, the Company's President and Chief Financial Officer, respectively, on January 15, 1998 to discuss the assumptions and forecasts provided to, and relied upon by, Commonwealth Associates in preparing its analysis. The Independent Committee also questioned management regarding current industry and market conditions, the potential to pursue other opportunities to diversify the Company's product line, both internally and through acquisitions, and the assumptions relating to capital expenditures for retooling for bumper lines and other matters. Based on those discussions, management and the Independent Committee determined that certain of the assumptions included in the forecasts previously supplied to Commonwealth Associates would need to be corrected or revised. Accordingly, the Independent Committee requested management to make such corrections or revisions and to provide the revised information to Commonwealth Associates for their review and consideration.


     The assumptions contained in the preliminary January 14, 1998 report which were revised in the January 30, 1998 report of Commonwealth Associates related to (i) the costs of the Offer and (ii) projected capital expenditures. The January 14, 1998 analysis was based on pro forma statements that included the expenses and debt service associated with the proposed Offer. Since the valuation of the Company should be based on the Company's projected financial performance prior to the Offer, these costs were removed from consideration in preparing the final report. The January 14, 1998 analysis was based on pro forma financials that included capital expenditures that were no longer being considered by management. The continued inclusion of these proposed expenditures was understating forecasted net income and discounted cash flow. The January 30, 1998 final analysis corrected for this understatement.


     A meeting of the Independent Committee was held on January 30, 1998, at which representatives of Commonwealth Associates presented their final report, after consideration and inclusion of the revised assumptions in connection with the forecasts, to the Independent Committee concerning their opinion as to the fairness, from a financial point of view, of the initial cash offer of $0.65 to the Public Shareholders.

     On January 30, 1998, the Independent Committee met to discuss the offer of $0.65 per Share. In light of all of the circumstances of the transaction, including the lack of comparable company or transaction information, the Independent Committee determined to negotiate a price of $0.70 per Share for the benefit of the Public Shareholders. Further, since the Company did not seek (and the Remaining Shareholders who collectively own 62.3% of the SBI would not consider a sale to) any third party buyers as an alternative to the "going private" transaction, the Independent Committee determined that to ensure a fair procedure for the Remaining Shareholders, that a "clawback right" for the benefit of the Public Shareholders would be appropriate.


     On February 2, 1998, Mr. Goldstein presented the proposal from the Independent Committee to Mr. Shaw, a representative of the Remaining Shareholders, together with the reasons for the proposal. Mr. Shaw indicated, on a preliminary basis, that the Company would consider raising the offer price above $0.65 per Share. Over the next several days, Mr. Shaw discussed the proposal from the Independent Committee with the other Remaining Shareholders and further discussions were held between Mr. Shaw, Mr. Pinto and Mr. Goldstein. On February 3, 1998, a meeting was held with Mr. Goldstein, Mr. Oberg, Mr. Doran, Mr. Shaw and Mr. Pinto at which it was agreed to accept a price of $0.67 per Share and a clawback privilege for one year.


     Pursuant to a Clawback Agreement between the Company and the Remaining Shareholders dated February 9, 1998, in the event that, with respect to the Company (or any successor to the Company), there is: (i) a change in control,
(ii) a disposition of substantially all of the assets, or (iii) a liquidation (collectively, a "Transaction") at any time within one year following the later of the date of consummation of the Offer or the date of consummation of the Merger or the shareholders meeting approving the Merger, which Transaction results in the receipt by the Remaining Shareholders of a sum in excess of $14,663,398 (i.e., the Offer Price multiplied by the 21,885,668 Shares currently issued and outstanding), 37.6% (i.e., the Public Shareholders' ownership percentage of the Company) of such excess will be paid over proportionately to each of the Public Shareholders of record on the date immediately preceding the expiration date of the Offer.


     On February 9, 1998, the Board, by unanimous vote of all trustees present and voting, based in part on the unanimous recommendation and approval of the Independent Committee, determined that the Offer is fair to and in the best interests of the Public Shareholders of the Company. The Board, by a unanimous vote of all trustees present and voting, recommended that all Public Shareholders accept the Offer and tender their Shares pursuant to the Offer. Prior to the commencement of trading on February 10, 1998, the Company issued a press release regarding the Offer.


     The Remaining Shareholders have informed the Independent Committee that, assuming the completion of the Offer and the Merger, they have no present intention to cause the Company to change its fundamental business, sell or otherwise dispose of any material part of its business, merge, liquidate or otherwise wind-up its business. Nevertheless, the Remaining Shareholders may initiate a review of the Company and its assets, corporate structure, capitalization, operations, properties and personnel to determine what changes, if any, would be desirable following the Offer to enhance the operations of the Company.





    Management believes that consummation of the Offer and the Merger will result in substantially greater flexibility for the Company in the utilization of assets and in the planning of its future. If the Offer and the Merger are completed, management will be able to make substantial new investments in the metal fabrication industry and other businesses without considering whether other shareholders would approve of such decisions. Such flexibility is believed to be especially appropriate in view of the belief of management that the risks of making such investments may not be appropriate for the Company as a publicly-held entity.

     The Company anticipates that the Remaining Shareholders will replace all three of its current independent trustees (other than John C. Shaw) with successor trustees as soon as practicable as trustees of the Company following the consummation of the Offer and, if necessary, the Merger. The persons who are presently officers of the Company will continue in their same positions following consummation of the Offer and, if necessary, the Merger.

     As a result of the borrowing incurred in connection with the financing of the Offer and, if necessary, the Merger, the consolidated indebtedness of the Company will be substantially greater. See "The Tender Offer - Section 8. Financing of the Offer and the Merger."

     Following consummation of the Merger, the Shares will no longer be quoted on the OTCBB, and the registration of the Shares under the Exchange Act will be terminated and, accordingly, the Company will no longer be required to file periodic reports with the Commission.

     2.   RIGHTS OF SHAREHOLDERS IN THE EVENT OF THE MERGER

     No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders who have not tendered their Shares will have certain rights to dissent and demand appraisal of, and to receive payment in cash of the fair value of their Shares. In SULLIVAN V. FIRST MASSACHUSETTS FINANCIAL CORP., 569 N.E.2d 814 (Mass. 1991), the court held, among other things, that dissenting minority shareholders of a Massachusetts business trust have a common law right of appraisal similar to the statutory right provided under the MBCL to corporate shareholders.

     If a dissenting shareholder were to exercise such appraisal rights in connection with the Merger, and if the Company and such shareholder were unable to agree on the fair value of the Shares, a court would determine the fair value of the Shares, as of the day prior to the date on which the shareholders' vote was taken approving the Merger. The fair value of the Shares would be paid in cash to such dissenting shareholder. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the price received in the Merger.

     In addition, Massachusetts courts have held that, in certain circumstances, a controlling shareholder of a company involved in a merger has a fiduciary duty to other shareholders that requires that the merger be fair to such other shareholders. In determining whether a merger is fair to minority shareholders, Massachusetts courts have considered, among other things, the type and amount of consideration to be received by the shareholders and whether there was fair dealing among the parties.

     The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available appraisal rights and is qualified in its entirety by reference to the full text of Sections 85-98 of the MBCL included in Schedule III attached hereto. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the MBCL.

     3.   RECOMMENDATION OF THE COMPANY'S BOARD; FAIRNESS OF THE OFFER

     RECOMMENDATION OF THE COMPANY'S BOARD. On February 9, 1998, the Board, by unanimous vote of all trustees present and voting, based in part on the unanimous recommendation and approval of the Independent Committee, determined that the Offer is fair to and in the best interests of the Public Shareholders of the Company, subject only to receipt of a firm commitment from the Company's principal lender to provide financing. The Board, by a unanimous vote of all trustees present and voting, has recommended that all Public Shareholders accept the Offer and tender their Shares pursuant to the Offer.

     FAIRNESS OF THE OFFER. In reaching its determinations referred to immediately above, the Board considered the following factors, each of which, in the view of the Independent Committee as well as the other member of the Board, supported such determinations.


          a. The Independent Committee considered the historical market prices and recent trading activity of the Shares, including the fact that the $0.67 net per Share cash consideration to be paid to the Public Shareholders in the Offer represents a premium of approximately 91.4% per Share over the last reported sales price on February 6, 1998, the last full trading day preceding the public announcement of the Offer and a premium of approximately 71.8% and 168.0% over the average closing price for the one-month and three-month periods, respectively, preceding such date and the fact that such price would be payable in cash, thus eliminating any uncertainties in valuing the consideration to be received by the Company's Public Shareholders. Since there is a low trading volume for the Shares, the relevance of this factor in determining the fairness of the Offer is unclear.


          b. The Independent Committee considered the number of odd-lot shareholders, who by virtue of the low trading volume in the Shares, the brokerage fees associated with sales, and the low market price of the Shares, are unable to realize any appreciable benefits on the sale of their Shares.


          c. The Independent Committee considered the opinion of Commonwealth Associates to the Independent Committee that the consideration to be offered to the Public Shareholders is fair to such shareholders from a financial point of view and the report and analysis presented by Commonwealth Associates, which included discussion and analysis of historical trading volume and market prices, multiples of historical and forecasted net income from operations, cash flow from operations, book value and various other factors. With respect to the matters contained in the opinion of Commonwealth Associates, the Independent Committee reviewed the report and adopted the analysis contained therein and considered the other factors set forth herein in determining that the Offer is fair.


          d. The Independent Committee reviewed the market price for the Shares as compared to the performance of the Company.


          e. The Independent Committee reviewed the nature of the Company's business and the industry in which the Company operates, including information received by the Board regarding trends in the bumper industry and various uncertainties associated with current and potential future industry and market conditions. The Company participates in a cyclical automotive industry that is entering its fifth year of continuous expansion, outlasting most prior upward cycles. Management believes that tubular aftermarket accessory sales will peak in 1999 and decline thereafter. Further, the Company has experienced a decline in bumper sales which management believes will continue to decline during the next several years. See "Special Factors -- Purpose and Background of the Offer; Certain Effects of the Offer; Plans of the Company after the Offer."


         f. The Independent Committee considered the opportunity provided by the Offer for a substantial number of shareholders to realize a premium for their Shares in the near future as compared to market prices that, absent the Offer and the Merger, are likely to continue to be significantly below the Offer price.


          g. The Independent Committee the structure of the transaction, which is designed, among other things, to result in the receipt by the Public Shareholders of cash consideration at the earliest practicable time without any brokerage fees.


          h. The Independent Committee the fact that the Company has not paid a cash dividend during the last five years to the holders of SBI, and the expectation that no such cash dividends are expected to be paid in the foreseeable future. Since emerging from bankruptcy in 1992, the Company has retained its earnings to finance the development of its business. The Company intends to retain future earnings, if any, to further develop its business.


          i. The Independent Committee the stated desire of the Remaining Shareholders not to consider a sale of their majority interest in the Company, which made pursuit of other potential alternatives (such as a sale of the Company as a going concern) impracticable.

          j. The Independent Committee considered the intention of the Remaining Shareholders to continue the business as a going concern, which makes any consideration of liquidation of the Company or values that ultimately might be obtained from such a liquidation highly speculative.


          k. The Independent Committee considered the availability of dissenters' rights under Massachusetts law in the event of the Merger.


     The members of the Board, including the Independent Committee, evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of the Company, and based on the advice of the financial advisor. In light of the number and variety of factors that the Board and the Independent Committee considered in connection with their evaluation of the Offer, neither the Board nor the Independent Committee found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither the Board nor the Independent Committee did so. The Independent Committee and the Board, however, gave significant weight to the factors specified in clauses
(a) through (f), inclusive, above.

     With respect to the Commonwealth Associates opinion, the Independent Committee considered that the upper end of the range of value per share for certain methodologies was higher than the Offer price. The Independent Committee determined that the Offer was fair because, in addition to the factors stated above, (i) the Offer was within or above all of the ranges and
(ii) the Offer was higher than all of the median price per share values for these ranges. See "Special Factors - Opinion of Commonwealth Associates."

     In addition to the factors listed above, the Board and the Independent Committee had each considered the fact that consummation of the Offer would eliminate the opportunity of the Public Shareholders to participate in any potential future growth in the value of the Company, but determined that this loss of opportunity was ameliorated in part by the price of $0.67 net per Share to be paid in the Offer as well as the agreement of the Remaining Shareholders to share any excess proceeds from a private sale of the Company within one year after the consummation of the Offer under the Clawback Agreement. See "Special Factors -- Purpose and Background of the Offer; Certain Effects of the Offer; Plans of the Company after the Offer."


     In connection with its deliberations, the Independent Committee did not consider, and did not request that Commonwealth Associates evaluate, the Company's liquidation value. The Board did not view the Company's liquidation value to be a relevant measure of valuation given that the Offer price significantly exceeded the book value per Share of the Company on September 30, 1997, and it was the Board's view that the Company is more valuable as a going concern than its net book value of $0.38 per share as of December 31, 1997.


     Further, while it is possible that prices of certain of the Company's assets might be realized in a liquidation at prices in excess of the book values over a period of time, the Independent Committee believed that the length of time to accomplish an orderly liquidation, overall costs attendant to liquidation and the fact that certain assets would have to be sold at a discount (particularly inventory) in a liquidation would possibly offset any gains on other assets. In addition, substantial expenses could be incurred in a liquidation in connection with contract terminations, severance pay and other matters, as well as legal fees and brokers commissions. In view of these factors, the Independent Committee believed that it would be highly unlikely that liquidation would generate net proceeds with a current value in excess of $0.67 per Share. However, there can be no assurance that the liquidation value would not produce a higher valuation of the Company than its value as a going concern.


     To the Company's knowledge after reasonable inquiry, each of the Company's trustees and all of the Company's employees who hold stock options presently intend to exercise such options and to either tender all Shares owned by such persons to the Company pursuant to the Offer or to vote in favor of the Merger at a duly called shareholders' meeting.


     In addition, the Independent Committee determined that the Offer and the Merger are procedurally fair to the shareholders of the Company because, among other things (i) the Independent Committee, consisting entirely of independent directors, was formed to evaluate and negotiate the terms of the Offer on behalf of the Public Shareholders, (ii) the Independent Committee retained Commonwealth Associates to render a fairness opinion with respect to the Offer and the Merger, (iii) there were deliberations pursuant to which the Independent Committee evaluated the Offer and the Merger and (iv) a $0.02 per Share increase in the initial offer price and a one year clawback right to the Public Shareholders resulted from active arm's-length bargaining between the Independent Committee and the Remaining Shareholders. The Independent Committee did not retain an independent representative to assist in evaluating the Offer.


     The Remaining Shareholders also believe the Offer is fair to the Public Shareholders based on (i) the conclusions of, and approval of the Independent Committee, as well as the basis therefor, which conclusion and basis, as set forth above, are incorporated by reference herein, (ii) notwithstanding the fact that Commonwealth Associates opinion was provided for the information and assistance of the Independent Committee and that the Remaining Shareholders are not entitled to rely on such opinion, the fact that the Independent Committee had received the written opinion of Commonwealth Associates that the initial offer price of $0.65 in cash was fair to the Public Shareholders, and (iii) the fact that the Independent Committee negotiated a price of $0.67 per share and clawback privileges on an arms-length basis. The Remaining Shareholders adopted the analysis of the Independent Committee in determining that the Offer is fair to the Public Shareholders.


     The Remaining Shareholders did not find it practical to, and did not, quantify or otherwise attach relative weights to the specific factors considered by them.


     4.   OPINION OF COMMONWEALTH ASSOCIATES

     Commonwealth Associates was engaged to render an opinion to the Independent Committee as to the fairness, from a financial point of view, of an initial offer price of $0.65 per Share, net to the seller in cash (the "Initial Offer") to the Company's Public Shareholders. See "Special Factors --Purpose and Background of the Offer; Certain Effects of the Offer."

     On January 14, 1998, in connection with the Independent Committee' evaluation of the Initial Offer, Commonwealth Associates made a preliminary presentation to the Independent Committee with respect thereto (the "Report"). As part of the presentation, Commonwealth Associates, reviewed with the Independent Committee certain of the information and financial data described below.

     On January 30, 1998, representatives of Commonwealth Associates presented their final report to the Independent Committee concerning their opinion as to the fairness, from a financial point of view, of the Initial Offer to the Public Shareholders.

     Final copies of the Report dated January 30, 1998 were delivered to the Independent Committee in connection with the Independent Committee's evaluation of the Initial Offer. A copy of the Report is available for inspection and copying at the offices of the Company during regular business hours by any interested Public Shareholder or his representative who has been so designated in writing.

     Commonwealth Associates delivered its written opinion to the Independent Committee dated January 30, 1998 (the "Commonwealth Associates Opinion"). A copy of the Commonwealth Associates Opinion, which sets forth the assumptions made, matters considered and limitations of review undertaken by Commonwealth Associates, is attached as Schedule II hereto.


     No limitations were imposed by the Company, the Board or the Independent Committee on the scope of the Commonwealth Associates investigation or the procedures to be followed by Commonwealth Associates in rendering the Commonwealth Associates Opinion, except that Commonwealth Associates was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to a purchase of all or a part of the Company's business. Commonwealth Associates was not requested to and did not make any recommendation to the Public Shareholders in the Initial Offer, which was determined through discussions among the Independent Committee as to the form or amount of consideration to be offered to the Public Shareholders in the Initial Offer, which was determined through discussions among the Independent Committee. In arriving at the Commonwealth Associates Opinion, Commonwealth Associates did not ascribe a specific range of value to the Company, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered to the Public Shareholders in the Initial Offer on the basis of the financial and comparative analyses described below.



     The Commonwealth Associates Opinion is for the use and benefit of the Independent Committee and was rendered to them in connection with their consideration of the Initial Offer and is not intended to be and does not constitute a recommendation to any Public Shareholder as to whether to accept the consideration to be offered to such Public Shareholder in the Offer.

     The Company's Independent Committee engaged Commonwealth Associates to render the opinion referred to above because Commonwealth Associates regularly engages in the valuation of businesses and their securities. The Independent Committee requested bids from two other investment banking firms and decided to retain Commonwealth Associates based on their evaluation of all the bids.

     The following paragraphs summarize the financial and comparative analyses performed by Commonwealth Associates in connection with their opinion. The summary does not represent a complete description of the analyses performed by Commonwealth Associates.

     In arriving at the Commonwealth Associates Opinion, Commonwealth
Associates: (a) reviewed certain publicly available historical financial and operating data concerning the Company including the Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 1996 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997; (b) interviewed certain members of senior management of the Company to discuss the prospects for the Company's business;
(c) reviewed certain information of the Company, including financial forecasts relating to the business, earnings, cash flow, assets and prospects of the Company prepared by the management of the Company; (d) reviewed publicly available financial operating and stock market data concerning certain companies engaged in businesses which the Company's management deemed relatively comparable to the Company; (e) inquired as to the financial terms of certain recent transactions the Company's management deemed relevant to the analysis;
(f) reviewed the historical market prices and trading volumes of the Company's Shares; (g) reviewed the relationship between the Company's Shares' historical market prices and its reported earnings per share data; and (h) reviewed and conducted such other financial studies, analyses and investigations as Commonwealth Associates deemed appropriate.

     In arriving at the Commonwealth Associates Opinion, Commonwealth Associates assumed and relied upon the accuracy and completeness of the financial information provided by the Company and other information used by Commonwealth Associates without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of the Company that they were not aware of any facts that would make the information provided by the Company inaccurate or misleading. With respect to the financial projections of the Company, Commonwealth Associates assumed that such projections were prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at the Opinion, Commonwealth Associates conducted a limited physical inspection of the properties and facilities of the Company and did not make any evaluations or appraisals of the assets or liabilities of the Company and was not presented with any such appraisal. The Commonwealth Associates Opinion was necessarily based upon economic, financial, market and other conditions as they existed on, and could be evaluated as of, the date of the Commonwealth Associates Opinion.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the Commonwealth Associates Opinion, Commonwealth Associates did not attribute any particular weight to the analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevancy of each analysis and factor. Accordingly, Commonwealth Associates believes that its analyses must be considered as a whole and that considering any portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Commonwealth Associates Opinion. In its analyses, Commonwealth Associates made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Additionally, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.


     OVERVIEW OF ANALYSES. Commonwealth Associates used both quantitative and qualitative assessments to evaluate the Company. Commonwealth Associates' determination that the consideration to be offered to the Public Shareholders is fair, from a financial point of view, to the Public Shareholders is based on all the quantitative and qualitative analyses described in the Commonwealth Associates Opinion.


     Commonwealth Associates conducted a number of analyses to determine a range of per share equity values for the Company, including a discounted net income analysis, a discounted cash flow analysis and a market multiples analysis. Commonwealth Associates compared the consideration offered to the Public Shareholders to the range of derived equity values for the Company.


     QUALITATIVE CONSIDERATIONS. In addition to the quantitative analyses discussed below, Commonwealth Associates considered a number of qualitative factors related to the Company. Commonwealth Associates did not apply weightings to these qualitative analyses. Qualitative factors related to the Company included among other things (i) limited trading volumes; relatively illiquid market; and (ii) the Company's practical inability to seek and consider third party purchases.


     QUANTITATIVE ANALYSES. Commonwealth Associates used the quantitative analyses described below to evaluate the Company and derive implied aggregate equity values and implied per share equity values for the Company.


     (a) HISTORICAL AND FORECASTED FINANCIAL PERFORMANCE. Commonwealth Associates reviewed the Company's historical financial performance for the fiscal year ended December 31, 1996 and the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and its forecasted performance as developed by management based on assumptions management believed were reasonable for the fiscal years ending December 31, 1997, 1998, 1999, 2000 and 2001.


     (b) HISTORICAL MARKET PRICE ANALYSIS. Commonwealth Associates reviewed the trading history of the Company's SBI for various trading periods between April 8, 1994 and January 23, 1998, and determined that the Offer represents a significant premium over the historic average market prices for the SBI. In arriving at this conclusion, Commonwealth Associates noted that (i) while the highest single closing price per share since April 8, 1994, was $0.875 on November 7, 1994, the closing market price has not been above $0.65 per share since September 14, 1996; (ii) the average weekly closing price of the SBI during the period from April 8, 1994 to January 29, 1998, was $0.33 per share; and (iii) the Offer represents a premium of approximately 97% over this average weekly closing price. Commonwealth Associates also determined that the average daily closing prices for the SBI were $0.44, $0.37 and $0.31 in calendar years 1995, 1996 and 1997, respectively, and that the Offer represents a premium of 48%, 76% and 110%, respectively, over such average daily closing prices.


     (c) DISCOUNTED NET INCOME ANALYSIS. Commonwealth Associates conducted a discounted net income analysis which derived implied total equity values and implied per share equity values based on the present value of future net income. In the exit year, net income included proceeds from the sale of the business, which is typically assumed only for valuation purposes as a more representative "terminal value" than using net income in perpetuity. The terminal value was determined by applying a range of exit multiples from 6.0x to 9.0x. Net income was discounted using a discount rate of 12.36%, which is the Compound Annual Return for Small Company Stocks, 1926-1990, from STOCKS, BONDS, BILLS AND INFLATION 1994 YEARBOOK, published by Ibbotson Associates. The derived equity values were divided by the number of shares of the Company's SBI outstanding, assuming the exercise of outstanding options for 995,000 SBI at an exercise price of $0.31 per share, and the buyback of SBI in the open market at $0.65 per share, to derive implied per share equity values. The results of this analysis indicated a range of per share equity values of $0.58 to $0.74, and a median per share equity value of $0.66.


     (d) DISCOUNTED CASH FLOW ANALYSES. Based on management's forecasts, Commonwealth Associates conducted a discounted cash flow analysis which derived implied total equity values and implied per share equity values based on the present value of future net cash flows, less current net debt. The analysis assumed the Company was able to maintain use of its net operating losses ("NOLs"). For purposes of this analysis, annual free cash flows equals de-levered net income, plus depreciation and amortization and deferred income taxes, less capital expenditures, less the change in working capital. In the exit year, free cash flow included proceeds from the sale of the business, which is typically assumed only for valuation purposes as a more representative "terminal value" than using cash flows in perpetuity. The terminal value was determined by applying a range of exit multiples from 4.0x to 7.0x. Net income was discounted using a discount rate of 12.53%, based upon the Company's weighted average cost of capital ("WACC"). The derived equity values were divided by the number of shares of the Company's SBI outstanding, assuming the exercise of outstanding options for 995,000 SBI at an exercise price of $0.31 per share, and the buyback of SBI in the open market at $0.65 per share, to derive implied per share equity values. The results of this analysis indicated a range of per share equity values of $0.51 to $0.81, and a median per share equity value of $0.66.


     Commonwealth Associates also conducted a discounted cash flow analysis using the same methodology described above, but assuming the full loss of the NOLs. In this analysis, net income was discounted using a discount rate of 10.45%, based on the Company's WACC assuming the full loss of the NOLs. The derived equity values were divided by the number of shares of the Company's SBI outstanding, assuming the exercise of outstanding options for 995,000 SBI at an exercise price of $0.31 per share, and the buyback of SBI in the open market at $0.65 per share, to derive implied per share equity values. The results of this analysis indicated a range of per share equity values of $0.37 to $0.61, and a median per share equity value of $0.49.


     (e) MARKET MULTIPLES ANALYSIS. Commonwealth Associates conducted a market multiples analysis for the Company which determined the implied public market value based on earnings multiples. The Company had been unable to identify to Commonwealth Associates, and Commonwealth Associates noted that they also were unable to identify any public company that could be considered a trading comparable for the Company. Among the factors considered in determining comparability were the Company's market value, management's characterization of the dynamics of the markets in which the Company's products compete, and the specific products manufactured and sold by the Company. For purposes of this market multiples analysis, Commonwealth Associates used the historical ratios of the market prices of the SBI to the Company's earnings, determined at the end of each calendar quarter from March 31, 1995 to December 31, 1997. These price/earnings ratios were applied to the Company's 1997 estimated earnings to derive implied public market values. The price/earnings ratios for the Company were in a range of 1.98x to 7.75x, with a median ratio of 4.71x. The results of this market multiples analysis indicated a range of per share equity values of $0.26 to $1.01 and a median per share equity value of $0.61.


     COMPARISON OF THE OFFER TO THE VALUES OF THE COMPANY. Commonwealth Associates concluded that the consideration to be offered to the Public Shareholders is fair, from a financial point of view, to the Public Shareholders of the Company, based on, among other things, the following considerations:
(i) the Offer is at the high end of the range of median per share values of the Company of $0.49 to $0.66; and (ii) the Offer represents a premium of 86% over the closing price of the SBI on January 29, 1998, a premium of 94% over the average weekly closing price of the SBI during the period from April 8, 1994 to January 29, 1998, and a premium of 49%, 75% and 110% over the average daily closing prices of the SBI in calendar years 1995, 1996 and 1997, respectively.


     5.   INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

     In considering the recommendation of the Board and the Independent Committee with respect to the Offer and the fairness of the consideration to be received in the Offer and the Merger (if necessary), shareholders should be aware that certain officers and trustees of the Company have interests in the Offer that are described below and which may present them with certain potential conflicts of interest. John C. Shaw (Chairman of the Board, Trustee and Chief Executive Officer of the Company) may be deemed to be acting in concert with the Remaining Shareholders, who currently own 62.3% of the outstanding SBI, and therefore to control the Company. In addition, David L. Sharp and Eric H. Lee, the Company's President and Chief Financial Officer, respectively, and Paul W. Westerhoff, Senior Vice President of Operations for Wedgestone Automotive Corp., hold options to acquire an aggregate of 511,003 SBI. These officers have informed the Company that they will exercise such options but will not tender any SBI since they intend to be affiliated with the Remaining Shareholders. The Board was aware of these actual and potential conflicts of interest and considered them along with the other matters described under "Special Factors -- Recommendation of the Company's Board; Fairness of the Offer."


     The Remaining Shareholders have informed the Company that they do not intend to tender any SBI owned by them pursuant to the Offer. See "Special Factors -- Beneficial Ownership of Common Stock." The Company also expects that employees of the Company who are not affiliated with the Remaining Shareholders will tender their Shares pursuant to the Offer.


     Under the Massachusetts general laws, business trusts organized under the laws of the Commonwealth of Massachusetts are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. The Company's Declaration of Trust provides that each director and officer will be indemnified by the Company against liabilities and expenses incurred in connection with any threatened, pending or completed legal action or proceeding to which he or she may be made a party or threatened to be made a party by reason of being a director of the Company or a predecessor company, or serving any other enterprise as a director or officer at the request of the Company. The Company has also purchased directors' and officers' liability insurance for the benefit of these persons.

     6.   BENEFICIAL OWNERSHIP OF SBI


     The following table sets forth certain information, as of May 5, 1998, regarding the ownership of SBI by each person known by the Company to be the beneficial owner of more than 5% of the outstanding SBI, each trustee of the Company, the Chief Executive Officer of the Company, the other executive officers of the Company, and all executive officers and trustees of the Company as a group:

                                           AMOUNT AND NATURE OF      PERCENT OF
 NAME AND ADDRESS OF BENEFICIAL OWNERS    BENEFICIAL OWNERSHIP (1)      CLASS
 -------------------------------------   ------------------------   -----------
 TRUSTEES AND OFFICERS

 David L. Sharp                                        251,600            1.1%

 Eric H. Lee                                           160,000             *

 Paul W. Westerhoff                                    185,000             *

 John C. Shaw                                        8,499,922(2)        38.8%

 Jeffrey S. Goldstein                                   85,000             *

 Jeffrey A. Oberg                                       15,000             *

 John J. Doran                                          15,000             *

 All trustees and officers as a group                9,211,522           40.8%

 5% SHAREHOLDERS
 Stockwood LLC                                       6,795,223           31.0%
 520 Madison Avenue, 40th Floor
 New York, NY  10022

 JCS Management Co., Inc.                            8,499,922(2)        38.8%
 520 Madison Avenue, 40th Floor
 New York, NY 10022


 PFG Corp.                                           1,713,865(3)         7.8%
 235 Sunrise Boulevard
 Palm Beach, FL  33480


 RAB Management Corp.                                1,720,699(4)         7.9%
 520 Madison Avenue, 40th Floor
 New York, NY 10022

 JMS Holdings Co., Inc.                              1,704,698(5)         7.8%
 520 Madison Avenue, 40th Floor
 New York, NY 10022

 Charles Brady                                       1,300,000(6)         5.9%
 1315 Peachtree Street N.E., Suite 300
 Atlanta, GA  30309


____________________

*    Represents less than 1% of the issued and outstanding shares.

(1) The Shares shown in the table as beneficially owned include any Shares that the person has the right to acquire within 60 days of May 5, 1998, by the exercise of an option from the Company. The Shares subject to such options are as follows: Mr. Sharp: 251,600 shares; Mr. Lee: 160,000 shares; Mr. Westerhoff: 185,000 shares; Mr. Goldstein: 85,000 shares;
     Mr. Doran: 15,000 shares; Mr. Oberg: 15,000 shares; and all executive officers and trustees as a group: 711,600 shares.

(2) Mr. John C. Shaw is the president and sole shareholder of JCS Management Co., Inc. Of these shares, 6,795,223 shares are held by Stockwood LLC. Resource Holdings Associates owns 75% of the equity of Stockwood LLC and Mr. Shaw is a managing director of the general partner of Resource Holdings Associates.

(3) Mr. James J. Pinto is the president and sole shareholder of PFG Corp. Mr. Pinto is also the president and a substantial shareholder of P-wood, Inc., which owns 25% of the equity of Stockwood LLC.

(4) Mr. Richard A. Bartlett is the president and sole shareholder of RAB Management Corp.

(5) Mr. Jerry M. Seslowe is the president and sole shareholder of JMS Holdings Co., Inc.

(6) Includes 100,000 shares held by Chattahoochee Leasing Corporation, an affiliate of Mr. Brady.


     7.   FEES AND EXPENSES

     The following is an estimate of expenses incurred or to be incurred in connection with the Offer. Also see "The Tender Offer -- Section 13. Fees and Expenses."

     Legal Fees. . . . . . . . . . . . . . . .$ 100,000
     Printing and Mailing. . . . . . . . . . . . 45,000
     Filing Fees . . . . . . . . . . . . . . . . .2,500
     Depositary Fees . . . . . . . . . . . . . . 30,000
     Information Agent Fees. . . . . . . . . . . 12,000
     Investment Bankers' Fees. . . . . . . . . .100,000
     Accountants' Fees . . . . . . . . . . . . . 12,500
     Financing Fees. . . . . . . . . . . . . . .130,000
     Miscellaneous . . . . . . . . . . . . . . . 25,000

          TOTAL. . . . . . . . . . . . . . . . $457,000
                                               --------


                                   THE TENDER OFFER


     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Company will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by "The Tender Offer -- Section 4. Withdrawal Rights." The term "Expiration Date" means 5:00 P.M., New York City time, on Tuesday, June 9, 1998, unless and until the Company, in its sole discretion shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "The Tender Offer -- Section 11. Certain Conditions of the Offer," by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See "The Tender Offer -- Section 4. Withdrawal Rights."

     Subject to the applicable regulations of the Commission, the Company also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approval specified in "The Tender Offer -- Section 12. Certain Legal Matters and Regulatory Approvals," (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "The Tender Offer -- Section 11. Certain Conditions of the Offer" and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Company acknowledges that (i) Rule 13e-4(f) under the Exchange Act requires the Company to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Company may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "The Tender Offer -- Section 11. Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Offer or other information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act.

     If, prior to the Expiration Date, the Company should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth (10th) business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten (10) business day period. For purposes of this Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.


     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment, and will pay for promptly after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with "The Tender Offer -- Section 11. Certain Conditions of the Offer." Subject to applicable rules of the Commission, the Company expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "The Tender Offer -- Section 12. Certain Legal Matters and Regulatory Approvals" or in order to comply in whole or in part with any other applicable law.


     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in "The Tender Offer -- Section 3. Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required under the Letter of Transmittal.

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to the Depositary of the Company's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Company and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "The Tender Offer -- Section 3. Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, the Company shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not, such Shares were tendered prior to such increase in consideration.

     The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing referred to as an "Eligible Institution"), except in cases where Shares are tendered
(i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          i.   such tender is made by or through an Eligible Institution;

          ii. a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company is received prior to the Expiration Date by the Depositary as provided below; and

          iii. the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Company.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.


     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.


     OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Company as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Company (and with respect to any and all
Shares or other securities issued or issuable in respect of such Shares on or after May 5, 1998). All such proxies shall be considered coupled with an
interest in the tendered Shares.   Such appointment will be effective
when, and only to the extent that, the Company accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Company will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.

     The acceptance for payment by the Company of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after June 10, 1998. If the Company extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer, the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the "The Tender Offer -- Section 3. Procedures for

Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including the time of receipt) or any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. None of the Company, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer -- Section 3. Procedures for Accepting the Offer and Tendering Shares."

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be a capital gain or loss and will be long-term capital gain or loss if the holder will have held the Shares for more than eighteen months at the time of the sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer.

     In general, in order to prevent backup federal income tax withholding at a rate of 31% on the cash consideration to be received in the Offer, each shareholder who is not otherwise exempt from such requirements must provide such holder's correct taxpayer identification number (and certain other information) by completing the Substitute Form W-9 in the Letter of Transmittal.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, INCLUDING BROKER-DEALERS, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the OTCBB market under the ticker symbol "WDGF." The following table sets forth the high and low bid and ask prices per Share during the quarters indicated:

                                          BID                   ASK
                                   HIGH        LOW      HIGH          LOW
YEAR ENDED DECEMBER 31, 1996:
-----------------------------
     First Quarter . . . . . . . .  $ .24 . .  $ .20    $ .37 . . . . . $ .28
     Second Quarter. . . . . . . .  $ .60 . .  $ .22    $ .68 . . . . . $ .28
     Third Quarter . . . . . . . .  $ .60 . .  $ .35    $ .67 . . . . . $ .44
     Fourth Quarter. . . . . . . .  $ .45 . .  $ .31    $ .54 . . . . . $ .42

YEAR ENDED DECEMBER 31, 1997:
-----------------------------
     First Quarter . . . . . . . . $ 0.37 . . $ 0.32   $ 0.47 . . . .  $ 0.40
     Second Quarter. . . . . . . . $ 0.32 . . $ 0.26   $ 0.42 . . . .  $ 0.30
     Third Quarter . . . . . . . . $ 0.27 . . $ 0.27   $ 0.34 . . . .  $ 0.32
     Fourth Quarter. . . . . . . . $ 0.50 . . $ 0.20   $ 0.59 . . . .  $ 0.34

YEAR ENDED DECEMBER 31, 1998:
-----------------------------
     First Quarter . . . . . . . . $ 0.59 . . $ 0.21   $ 0.62 . . . .  $ 0.35



     The foregoing figures, which were obtained from Nasdaq monthly statistical reports, do not reflect retail markups or markdowns and may not represent actual trades. As of May 5, 1998, the SBI was held by approximately 3,000 stockholders of record. The Company has not paid any dividends in the last five years and has no future plans to do so. The Company currently intends to retain any future earnings for the development of its business.

     On February 6, 1998, the last full trading day prior to the announcement of the Offer, the closing price per Share as reported on the OTCBB was $0.35 per share.

     There were no dividends declared or paid by the Company on the SBI for the years ended December 31, 1991 through 1997. The Company presently intends to retain all earnings in connection with its business. Payments of dividends in the future will be within the discretion of the Board of Trustees and will depend upon, among other factors, earnings and the operating and financial condition of the business.

            STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION
                                   FOR THE SHARES.


     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company.

     GENERAL. The Company is a Massachusetts business trust with its principal executive offices located at 5200 N. Irwindale Avenue, Suite 168, Irwindale, California 91706. The Company designs, manufacturers and markets certain accessories for light duty trucks such as bumpers, grille guards, push bars and step rails principally under the names Fey, Tuff Bar and Westin.

     FINANCIAL INFORMATION. Set forth below is certain selected financial information relating to the Company which has been excerpted or derived from the audited financial statements contained in the Company's Annual Reports on Form 10-K for the year ended December 31, 1997 (the "Form 10-K"). More comprehensive financial information is included in the Form 10-K (including management's discussion and analysis of results of operations and financial position) and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below. In addition, Schedule IV attached hereto sets forth the Company's Form 10-K, including the audited financial statements for the year ended December 31, 1997.


                         SUMMARY FINANCIAL AND OPERATING DATA

                       ($ in thousands, except per share data)

                                                        1997      1996      1995
                                                        ----      ----      ----
INCOME STATEMENT:
     Sales . . . . . . . . . . . . . . . . .         $52,387   $46,286   $46,112
     Net income. . . . . . . . . . . . . . .         $ 2,946   $ 1,372   $ 1,845
     . . . . . . . . . . . . . . . . . . . .
Balance Sheet (at end of period):
     Working capital . . . . . . . . . . . .         $ 8,511   $ 5,324   $ 4,188
     Total assets. . . . . . . . . . . . . .         $22,543   $20,350   $21,398
     Shareholders' equity. . . . . . . . . .         $ 8,293   $ 7,119   $ 5,747
     . . . . . . . . . . . . . . . . . . . .
Per Share(1):. . . . . . . . . . . . . . . .
     Net income per share-basic and diluted.         $   .13   $   .06   $   .08

__________________________

(1) The average number of shares outstanding (basic and diluted) during 1997 and 1996 was 21,885,668 and the average number of shares outstanding (basic and diluted) during 1995 was 21,764,280.


     RATIO OF EARNINGS TO FIXED CHARGES; BOOK VALUE PER SHARE. The ratio of earnings to fixed charges for the years ended December 31, 1997, 1996 and 1995, was 2.83 to 1, 1.56 to 1 and 1.33 to 1, respectively. The book value per share was $0.38 at December 31, 1997 and $0.33 at December 31, 1996.


     UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS. The following unaudited pro forma condensed financial information and explanatory notes give effect to the Offer and are based on the estimates and assumptions set forth in the notes to such statements. This pro forma information is unaudited and has been prepared using the historical financial statements of the

Company and should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Offer to Purchase.

     The pro forma condensed balance sheet information gives effect to the Offer as if it had occurred on December 31, 1997. The pro forma condensed income statement for the year ended December 31, 1997 gives effect to the Offer as if it had occurred on January 1, 1997. The pro forma condensed financial data may not be indicative of actual results that would have been achieved if the Offer had occurred on the date indicated or the results that may be realized in the future.

                                 WEDGESTONE FINANCIAL
                               PRO FORMA BALANCE SHEET
                                  DECEMBER 31, 1997
                                     (UNAUDITED)
                                    (IN THOUSANDS)


                                                                                   PRO FORMA
                                                                  HISTORICAL      ADJUSTMENTS       PRO FORMA
                                                                  ----------      -----------       ---------
ASSETS

Current assets:

     Cash and cash equivalents . . . . . . . . . . . . . . .       $    902        ($  877)(a)        $     25

     Accounts and other receivable, net. . . . . . . . . . .          8,751                               8751

     Inventories . . . . . . . . . . . . . . . . . . . . . .          5,983                              5,983

     Other current assets. . . . . . . . . . . . . . . . . .          1,761                              1,761
                                                                   --------                           --------

           Total current assets. . . . . . . . . . . . . . .         17,397                             16,520

Property, plant and equipment, net . . . . . . . . . . . . .          3,342                              3,342

Other assets . . . . . . . . . . . . . . . . . . . . . . . .          1,804         $  130 (b)          1,934
                                                                   --------                           --------

           Total assets. . . . . . . . . . . . . . . . . . .       $ 22,543                           $ 21,796
                                                                   --------                           --------
                                                                   --------                           --------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities: . . . . . . . . . . . . . . . . . . . .

     Current portion of long-term debt . . . . . . . . . . .       $  2,194         $4,146 (a)       $   6,340

     Accounts payable. . . . . . . . . . . . . . . . . . . .          4,488                              4,488

     Accrued Expenses. . . . . . . . . . . . . . . . . . . .          2,204                              2,204
                                                                   --------                           --------

          Total current liabilities. . . . . . . . . . . . .          8,886                             13,032

Long-term debt, less current portion . . . . . . . . . . . .          5,364            959 (a)           6,323
                                                                   --------                           --------
          Total liabilities. . . . . . . . . . . . . . . . .         14,250                             19,355
                                                                   --------                           --------
Shareholders' equity:

     Common stock. . . . . . . . . . . . . . . . . . . . . .         21,886         (8,246)(a)          13,640

     Additional paid-in-capital. . . . . . . . . . . . . . .         31,396          2,394 (a)          33,790

     Note receivable from Shareholder. . . . . . . . . . . .         (1,772)                            (1,772)

Retained earnings. . . . . . . . . . . . . . . . . . . . . .        (43,217)                           (43,217)
                                                                   --------                           --------

          Total shareholders' equity . . . . . . . . . . . .          8,293                              2,441
                                                                   --------                           --------

          Total liabilities and shareholders' equity . . . .       $ 22,543                           $ 21,796
                                                                   --------                           --------
                                                                   --------                           --------


See Notes to unaudited pro forma financial statements.

                                 WEDGESTONE FINANCIAL
                              PRO FORMA INCOME STATEMENT
                         FOR THE YEAR ENDED DECEMBER 31, 1997
                                     (UNAUDITED)
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       PRO FORMA
                                                        HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                        ----------    -----------     ---------
Sales. . . . . . . . . . . . . . . . . . . . . . .        $52,387                       $52,387

Cost of sales. . . . . . . . . . . . . . . . . . .         34,128                        34,128
                                                          -------                       -------

     Gross profit. . . . . . . . . . . . . . . . .         18,259                        18,259

Selling, general and administrative expenses . . .         14,036      $(127)(d)         13,909
                                                          -------                       -------

     Income from operations. . . . . . . . . . . .          4,223                         4,350

Other income (expense):

     Interest expense. . . . . . . . . . . . . . .            836        584 (c)          1,420

     Other, net. . . . . . . . . . . . . . . . . .           (374)                         (374)
                                                          -------                       -------

          Income before provision for income taxes          3,761                         3,304

Provision for income taxes:. . . . . . . . . . . .

          Federal. . . . . . . . . . . . . . . . .            525       (141)(e)            384

          State. . . . . . . . . . . . . . . . . .            290        (41)(e)            249
                                                          -------                       -------

Net income . . . . . . . . . . . . . . . . . . . .        $ 2,946                       $ 2,671
                                                          -------                       -------
                                                          -------                       -------

Net income per share-basic and diluted . . . . . .        $   .13                       $   .19
                                                          -------                       -------
                                                          -------                       -------

Weighted average number of SBI outstanding . . . .         21,886                        13,647
                                                          -------                       -------
                                                          -------                       -------

See Notes to unaudited pro forma financial statements.

                                 WEDGESTONE FINANCIAL
                             NOTES TO UNAUDITED PRO FORMA
                                 FINANCIAL STATEMENTS
                         FOR THE YEAR ENDED DECEMBER 31, 1997


(a) Purchase of Public Shareholders' shares to be financed from bank loan proceeds:

               Shares held by public shareholders. . . . .   8,246,484
               Times $.67 per share. . . . . . . . . . . .       X .67
                                                            ----------
               Total Price . . . . . . . . . . . . . . . . $ 5,525,000
               Estimated expenses. . . . . . . . . . . . .     327,000
               Bank loan fees. . . . . . . . . . . . . . .     130,000
               Less cash to be used. . . . . . . . . . . .    (877,000)
                                                            ----------
               Total loan proceeds . . . . . . . . . . . . $ 5,105,000
               Less current portion. . . . . . . . . . . .  (4,146,000)
                                                            ----------
               Long-term debt. . . . . . . . . . . . . . . $   959,000
                                                            ----------
                                                            ----------



(b) Bank loan fees based on 1% of total facility and are amortized over 18 months.
(c)  Interest expense at 9.75% plus amortization of loan fees.
(d) Elimination of ongoing costs incurred as a result of being a public reporting Company.
(e)  Tax effect of (c) and (d) above.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. These materials filed by the Company with the Commission are also available at the web site of the Commission at "http:"www.sec.gov". The information should also be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

CERTAIN ESTIMATES PREPARED BY THE COMPANY.

     In December 1997, the Company's management provided the Remaining Shareholders and Commonwealth Associates with certain information about the Company which is not publicly available. The information provided included financial forecasts which contain, among other things, the summary financial information set forth below.

     The Company does not, as a matter of course, publicly disclose forward-looking information (such as the financial forecasts referred to above) as to future revenues, earnings or other financial information. Forecasts of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the forecasted results would be realized or that actual results would not be significantly higher or lower than those forecasted. In addition, these forecasts were prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements and are included in this Offer to Purchase only because they were furnished to the Remaining Shareholders. The financial forecasts necessarily make numerous assumptions with respect to industry performance, general business and economic conditions, access to markets and distribution channels, availability and pricing of raw materials and other matters, all of which are inherently subject to significant uncertainties and contingencies and many of which are beyond the Company's control. One cannot predict whether the assumptions made in preparing the financial forecasts will be accurate, and actual results may be materially higher or lower than those contained in the forecasts. The inclusion of this forward-looking information should not be regarded as fact or an indication that the Company, the Remaining Shareholders or anyone who received this information considered it a reliable predictor of future results, and this information should not be relied on as such. Neither the Company's independent auditors, nor any other independent accountants or financial advisors, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any form of assurance on such information or its achievability, and to assume no responsibility for, and disclaim any association with, the prospective financial information.


                                 WEDGESTONE FINANCIAL
                           FORECASTED FINANCIAL INFORMATION
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                         Fiscal Year Ending December 31
                               -----------------------------------------------
                                1997E     1998E     1999E     2000E     2001E
                               -------   -------   -------   -------   -------
Total Revenues . . . . . . . . $50,340   $52,180   $51,020   $46,730   $42,640
Gross Profit   . . . . . . . .  17,553    18,193    17,684    16,161    14,706
EBITDA         . . . . . . . .   5,466     5,395     5,356     4,626     3,896
Net Income     . . . . . . . . $ 2,752   $ 2,344   $ 2,516   $ 2,352   $ 1,942
                               -------   -------   -------   -------   -------
                               -------   -------   -------   -------   -------
Earnings per Share . . . . . . $  0.13   $  0.11   $  0.11   $  0.11   $  0.09
                               -------   -------   -------   -------   -------
                               -------   -------   -------   -------   -------
Average Shares Outstanding . .  21,886    21,886    21,886    21,886    21,886


The assumptions underlying the forecasts supplied by the Company to Commonwealth Associates addressed the Company's current and future expectations on its primary products as follows.


     (a) TUBULAR AFTERMARKET STEEL ACCESSORIES. The future sale of these products is subject to the target vehicle aftermarket, and to the consumer's continued acceptance of the appearance of these products on their vehicles. The Company participates in a cyclical automotive industry that is entering its fifth year of continuous expansion, outlasting most prior upward cycles. While a downward cycle is not part of management assumptions for the immediate future, sales of traditional aftermarket tubular products are assumed to peak in 1999. Beyond 1999, management expects that sales of these products will be affected by the Company's performance on several supplier agreements from OE manufacturers calling for the direct supply of tubular products. Management believes that as the Company and its competitors fulfill such supply agreements, there will be a proportionate drop in the traditional tubular aftermarket for these products. As a result, management has forecasted a decline in tubular aftermarket accessory sales in 2000 and a further decline in 2001.


     (b) TRADITIONAL AFTERMARKET BUMPERS. In the past, bumpers have been sold to dealerships who have chosen to delete the factory bumper in exchange for the enhanced profitability associated with selling an aftermarket bumper. This practice is declining rapidly due to (i) the OE manufacturer's current practice of integrating the bumper into the overall design of the vehicle and the Company's lack of suitable look-alike alternatives and, (ii) a significant effort on the part of the OE manufacturers to improve dealer loyalty for their products which have been promoted through the use of pricing strategies designed to enhance dealer profits and have significantly eroded the Company's sales of bumpers to new vehicle dealers. Considering the impact of OE manufacturer strategies and the effect of changing designs of the light duty pickup truck bumpers, management has forecasted significant declines in bumper business over the next four years.


     (c) OE PRODUCTS. In recent years, particularly with the development of new truck designs, the OE manufacturers have increased their own line of aftermarket truck accessories. The Company has been accepted as an OE supplier and has entered into supplier agreements with several OE manufacturers for step bars, grille guards, light bars, push bars and combo bars. These supplier agreements do not provide for guaranteed quantities or exclusivity, require annual renewals, and are subject to continued consumer acceptance of tubular accessories on light duty trucks and sport utility vehicles. In estimating future OE aftermarket product sales, management is relying on previous experience in dealing with OE manufacturer volumes as a percentage of applicable vehicles produced.


     (d) CAPITAL INVESTMENT: With respect to its bumper products, unless significantly more cost effective alternatives can be identified, the Company does not intend to invest additional capital into new bumper tooling. Tooling will, however, be developed for tubular steel accessories to the extent that new truck models are introduced and/or the Company believes it can expand its market share.


     (e) PRO FORMA PROFITABILITY. In the past, management has been successful in offsetting most of the impacts of inflation through the reduction of manufacturing labor and material costs. Management expects this process to continue and, given the current level of inflation, has not planned (except with respect to engineering overhead discussed below) for a rise in the cost of materials, services or manufacturing labor and overhead. Pro forma gross margin, therefor, is subject to overall volumes and product mix as some products afford less gross margin than others. As bumper volumes decline and OE product volumes increase, the overall gross margin percent will decline due to the lower quoted margin of the OE aftermarket products compared to the traditional aftermarket products. Additionally, continued conversion to OE aftermarket products will require continued investments in engineering overhead. Offsetting the effect of lower gross margins on OE aftermarket products and the effects of increasing investments in engineering overhead is a corresponding drop in the freight and marketing costs for these products which are paid for by the OE manufacturer. The overall decline in pro forma income from operations is therefor due to (i) a declining gross margin due to assumed sales mix and, (ii) the impact on earnings associated with lower overall sales volumes due to the decline in traditional bumper sales which exceed management's estimate of the growth in OE aftermarket products.



                         SPECIAL CAUTIONARY NOTICE REGARDING
                              FORWARD-LOOKING STATEMENTS


     This Offer to Purchase contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in this section and include, without limitation, the Company's expectation and estimates as to the Company's business operations, including the introduction of new products, future financial performance, including net sales and earnings, cash flows from operations and capital expenditures. In addition, in this and other portions of this Offer to Purchase, the words `anticipates,' `believes,' `estimates,' `expects,' `plans,' `intends' and similar expressions, as they relate to the Company and its subsidiaries or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. In addition to factors that may be described in this Offer to Purchase, the following factors, among others, could cause the actual results to differ materially from those expressed in any forward-looking statements made by the Company: (i) pricing and merchandising policies from the major automotive manufacturers; (ii) difficulties or delays in developing and introducing new products or failure of customers to accept new product offerings; (iii) changes in consumer preferences and the ability of the Company to adequately anticipate such changes; (iv) the ability of the Company to develop relationships with OE manufacturers; (v) effects of and changes in general economic and business conditions; (vi) actions by competitors, including new product offerings and marketing and promotional successes; (vii) the Company's ability to execute its business plan; and
(viii) changes in business strategy or new product lines. Most of these factors are not unique to the Company but are generally applicable to companies in the manufacturing and automotive industries. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

     8.   FINANCING OF THE OFFER AND THE MERGER.   The total amount of funds
required by the Company to consummate the Offer and the Merger (if necessary), and to pay related fees and expenses is estimated to be approximately $6.1 million. The Company will ensure that it has sufficient cash to acquire all the Shares from the Public Shareholders through, (i) additional advances on its existing revolving credit agreement with its primary lender, The CIT Group/Credit Finance, Inc. ("CIT") totaling $3,123,000, (ii) proceeds from the reload of the Company's equipment term loans with CIT totaling $568,000, (iii) an 18 month term loan totaling $1,500,000 and, (iv) cash on hand totaling $877,000. The loans will bear interest at the rate of prime plus 1.375% (currently aggregating 9.75%) and are between the Company's wholly owned subsidiary Wedgestone Automotive Corp, as borrower and CIT, as lender. Each of these loans are governed by loan agreements (the "CIT Agreements"), which includes a revolving promissory note in the principal amount of $10,000,000 for working capital purposes. These loans are secured by the equipment, accounts receivable, inventory and all other tangible and intangible assets of the Company and its subsidiaries.

     Additional material terms of the CIT Agreements are (i) clearance to proceed with the Offer from the Securities and Exchange Commission by affirmation of no further comments, and (ii) the usual and customary affirmative and negative covenants related to the Company's financial condition.

     The Company plans to repay such borrowings from funds generated by operations and does not anticipate any refinancing of the debt incurred in connection with the Offer or the Merger, if necessary. However, it is anticipated that the CIT Agreements may be extended, refinanced, renewed, increased or amended in the future, but the Company currently has no plans to do so.

     9. DIVIDENDS AND DISTRIBUTIONS. If, on or after May 5, 1998, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the


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

issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Company on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Company's rights under "The Tender Offer -- Section 11. Certain Conditions of the Offer," (i) the purchase price per Share payable by the Company pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash; and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of the Company and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Company, accompanied by appropriate documentation of transfer.

     10. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; QUOTATION AND EXCHANGE ACT REGISTRATION. The purchase of Shares by the Company pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Company intends to cause the Shares not to be listed for quotation on the OTCBB following the consummation of the Offer, and if necessary, the Merger.

     The Shares are not currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of not allowing brokers to extend credit on the collateral of such securities.

     The Shares are currently registered under the Exchange Act. Such registration will be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. The Company currently intends to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If such requirements are not met after the consummation of the Offer, the Company intends to ensure that the requirements for termination of registration are met by effecting the Merger.


     11. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of, and payment for, Shares tendered, if prior to the Expiration Date, any of the following conditions exist:

          a. an order shall have been entered in any action or proceeding before any federal or state court or governmental agency or other regulatory body or a permanent injunction by any federal or state court of competent jurisdiction in the United States shall have been issued and remain in effect making illegal the purchase of, or payment for, any Shares by the Company;

          b. there shall have been any federal or state statute, rule or regulation enacted or promulgated on or after the date of the Offer that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

          c. there shall have occurred and be remaining in effect (i) any general suspension of, or limitation on prices for, trading in securities of the Company on NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war or armed hostilities or other national or international calamity, directly or indirectly, involving the United States or (iv) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          d. the Company (with the approval of a majority of the Independent Committee) shall have agreed that the Company shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; which, in the reasonable judgment of the Company in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     12.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     GENERAL. The Company is not aware of any license or other regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Shares by the Company pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by the Company pursuant to the Offer. Should any such approval or other action be required, it is the Company's present intention to seek such approval or action. The Company does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to the Company's right to decline to purchase Shares if any of the conditions in "The Tender Offer --
Section 11. Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, or that certain parts of the businesses of the Company, might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. The Company's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 12. See "The Tender Offer -- Section 11. Certain Conditions of the Offer."

     STATE TAKEOVER LAWS. Chapter 110F of the Massachusetts General Laws ("Chapter 110F") prohibits a corporation with 200 or more stockholders from engaging in a "Business Combination" (as defined in Chapter 110F) with an "Interested Stockholder" (defined generally as a person who, together with affiliates and associates, owns 5% or more of such corporation's outstanding voting stock, or as an affiliate or associate of such corporation who, together with affiliates and associates, owned 5% or more of such corporation's outstanding voting stock, or as an affiliate or associate of such corporation who, together with affiliates and associates, owned 5% or more of such corporation's outstanding voting stock at any time within the immediately preceding three-year period) for three years following the date such person became an Interested Stockholder. The provisions are not applicable when
(i) prior to the date the stockholder became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, such Interested Stockholder owned at least 90% of the outstanding voting stock of the corporation, not including shares owned by directors who are also officers and by certain employee stock plans, or (iii) on or subsequent to the date the stockholder becomes an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the Interested Stockholder. These restrictions generally do not apply to Business Combinations with an Interested Stockholder that are proposed subsequent to the public announcement of, and prior to the consummation or abandonment of, certain mergers, sales of a majority of a corporation's assets or tender offers for 50% or more of the corporation's voting stock. Based on the foregoing, the restrictions of Chapter 110F will not apply to the Offer and Merger. Chapter 110F allows corporations to elect not to be subject to the preceding provisions of Massachusetts law. The Company has not so elected.

     ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Company pursuant to the Offer, however, is not subject to such requirements. See "The Tender Offer -- Section
2.  Acceptance for Payment and Payment for Shares."

     LITIGATION. To the best knowledge of the Company, no lawsuits have been filed relating to the Offer or the Merger since February 9, 1998, the date of the announcement by the Company that it proposed to acquire the Shares from the Public Shareholders.

     13. FEES AND EXPENSES. Except as set forth below, the Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.


     The Company has retained Innisfree M&A Incorporated as the Information Agent, and BankBoston N.A., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.


     As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid an estimated fee of $12,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. The Company will pay the Depositary a fee of $30,000 for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     14. MISCELLANEOUS. The Company is not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Company cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 13e-3 and Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission the
Schedule 13E-3 and the Schedule 13E-4 together with exhibits, furnishing additional information with respect to the Offer and may file amendments thereto. Such statements, including exhibits and any amendments thereto, which furnish certain additional information with respect to the Offer, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "The Tender Offer -- Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).


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                                        WEDGESTONE FINANCIAL



                                            May 8, 1998









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